EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-04169, No. 333-56593, No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858, No. 333-133229, No. 333-141463 and No. 333-161636 on Form S-8 of our report dated January 12, 2010, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification 740, “Accounting for Uncertainty in Income Taxes” in 2008) of Quiksliver, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended October 31, 2009.
/s/ Deloitte & Touche LLP
Costa Mesa, California
January 12, 2010